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                                                                      EXHIBIT 12


                      VIRGINIA ELECTRIC AND POWER COMPANY
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                            (thousands of dollars)

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
                             12 Months
                             Ended
                             March 31,
                             1995        1994        1993        1992         1991        1990
                             ---------   ----        ----        ----         ----        ----
Net Income                   428,706     447,144     509,051     469,521      487,379     450,354
Add: Income Taxes            215,643     225,647     257,217     211,295      233,323     213,463
                            ----------------------------------------------------------------------
Total Pretax Net Income     $644,349    $672,791    $766,268    $680,816     $720,702    $663,817
                            ======================================================================
Fixed Charges:
  Interest on Long-Term
   Debt                      294,549     291,864     300,152     300,857      335,651     356,279
  Other Interest               8,039       7,551      19,121      29,534       27,805      25,927
  Estimated Interest Factor
   of Rents Charged to Op-
   erating Expenses, Clear-
   ing and Other Accounts      7,647       7,132       5,660       6,231        9,999      10,400
                            ----------------------------------------------------------------------
Total Fixed Charges         $310,235    $306,547    $324,933    $336,622     $373,455    $392,606
                            ----------------------------------------------------------------------
Earnings as Defined         $954,584    $979,339  $1,091,201  $1,017,438   $1,094,157  $1,056,423
                            ======================================================================
Ratio of Pretax Income
 of Net Income                   1.50        1.50        1.51        1.45         1.48        1.47

Preferred Div. Req.           44,027      42,274      42,145      45,710       51,465      58,190
Portion Allowable as
 Deduction for Federal
 Income Taxes                    213         213         213         369          456         466
                            ----------------------------------------------------------------------
Difference                    43,814      42,061      41,932      45,341       51,009      57,724
Times Pretax Ratio            65,853      63,287      63,120      65,745       75,429      85,085
Preferred Divd. Factor        66,066      63,500      63,333      66,114       75,885      85,551
Fixed Charges as Above       310,235     306,547     324,933     336,622      373,455     392,606
                            ----------------------------------------------------------------------
Total Fixed Charges and
 Preferred Divd. Factor     $376,301    $370,047    $388,266    $402,736     $449,340    $478,157
                            ======================================================================
Ratio of Earnings to
 Combined Fixed Charges and
 Preferred Stock
 Dividends                       2.54        2.65        2.81        2.53         2.44        2.21
                            ======================================================================
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